CONTACT:  Robert C. Butler
          Celgene Corporation
          (732) 271-4102


For Immediate Release


            CELGENE AND BIOVAIL SIGN MARKETING AGREEMENT

                        FOR METHLPHENIDATE

WARREN, NJ, June 23, 1998 - Celgene Corporation (NASDAQ: CELG) and Biovail Corporation International (NYSE: BVF) announced today that they signed an agreement granting Biovail exclusive Canadian marketing rights for d-methylphenidate hydrochloride (d-MPH) being developed by Celgene. The drug is a chirally pure version of d1-MPH, also known as Ritalin . Under terms of the agreement, Biovail will purchase $2.5 million of Celgene stock at a 25 percent premium. The agreement, which covers all formulations of d-MPH, calls for Celgene to receive licensing fees and significant royalties from Biovail. Additional details were not disclosed. Celgene is currently exploring options for the United States market.

     "This agreement, with a leading Canadian company, captures the potential commercial value of our lead chiral pharmaceutical in Canada," said John Jackson, Chairman and CEO of Celgene. "We look forward to a productive and mutually profitable collaboration with our new partners."

     Results of Phase I/II clinical trial of d-MPH were presented in 1997 at the annual meeting of the American Academy of Child and Adolescent Psychiatry. The trial, which involved over thirty children with attention deficient hyperactivity disorder (ADHD), found that d-MPH was the active component of di-methlphenidate and suggested that the Celgene formulation had a longer duration of action. Phase III pivotal studies are scheduled to commence later this year.

     Approximately one million American children are currently treated for ADHD, which represents only a portion of those thought to suffer from the disease. Total North American sales of di-MPH formulations are estimated to exceed $400 million a year.

     Biovail generic and branded pharmaceuticals are marketed in 55 countries. The company is headquartered in Mississauga, Ontario, Canada.
     Celgene Corporation, headquartered in Warren, New Jersey, uses proprietary expertise in small molecule chemistry to develop novel therapeutic agents and fine chemicals for the pharmaceutical, agrochemical, and allied industries.

     This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties, or other factors not under the Company's control which may cause actual results, performances, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.